EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Shire Pharmaceuticals Group plc’s Registration Statements on Form S-8 (Nos. 333-09168, 333-93543, 333-60952, 333-91552, 333-111579 and 333-111108), Form S-4 (333-55696) and Form S-3 (Nos. 333-72862-01, 333-38662 and 333-39702) of our report dated March 15, 2005, relating to the financial statements and financial statement schedules of Shire Pharmaceuticals Group plc, and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Shire Pharmaceutical Group plc for the year to December 31, 2004.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Reading, England
March 15, 2005